Exhibit 10.65

215 Moffett Park Drive Sunnyvale CA 94089 (408) 542-8700

December 29, 2009

Mr. Bill Caraccio

Dear Bill:

On behalf of AppliedMicro, I am pleased to extend to you an offer of employment as Vice President & General Counsel based in Sunnyvale, California. You will be reporting to CEO Paramesh Gopi. This offer is subject to approval and acceptance by AppliedMicro’s Board of Directors.

The following are the basic terms:

1.	Your start date will be January 18, 2010. After you complete at least one full day of active employment with the Company you will be authorized to take an unpaid personal leave of absence, to be completed by June 18, 2010, after which you will report for full-time active and continuous employment. After six (6) months of active and continuous employment, the Chief Executive Officer and Board of Directors will review your position and title for promotion to Senior Vice President.

2.	Your annualized base salary will be $290,000 gross before withholding for taxes and deductions, provided that, as a result of the Company-wide pay cuts that were implemented in April 2009, your salary will be reduced to $250,000 gross before withholding for taxes and deductions. Your base salary will be “restored” to $290,000 upon completion of twelve months of active and continuous employment provided the Company implements, prior to April 1, 2011, broad-based restoration of such Company-wide pay cuts, and subject to your continued employment in good standing. Otherwise, changes to any elements of your compensation package, including base salary, will only take effect upon the approval of AppliedMicro’s Compensation Committee of the Board of Directors.

3.	You will receive a one-time hiring bonus of $50,000.00 gross. This hiring bonus will be paid within 30 calendar days following your completion of 30 days of full-time active and continuous employment.

Should you choose to voluntary resign from AppliedMicro or if you are terminated for cause before June 18, 2011, the full net amount of this bonus must be refunded to AppliedMicro, payable to the Company within 30 days of your last day of employment.

4.	You will receive stock options as set forth below. Grants of options will be issued at the closing price of AppliedMicro’s stock on the day of the grant. All stock options offered, and all terms of the options and repurchase agreements (including option price) are contingent upon final approval by AppliedMicro’s Board of Directors.

5.	Management will recommend to AppliedMicro’s Board of Directors that you receive 120,000 stock options. Twenty-five percent of the stock will be available for exercise upon the completion of twelve (12) months of eligible service. One-forty-eighth of the grant will vest monthly thereafter and will be fully vested after four years of eligible service. The option grant will be made at the first scheduled date following your start date in accordance with the granting policy. You will be eligible for refresh grants on the first scheduled date following each anniversary of your start date.

6.	Management will recommend to AppliedMicro’s Board of Directors that you receive 60,000 restricted stock units (RSU’s) in accordance with the terms of AppliedMicro’s 1992 Equity Incentive Plan and an RSU agreement that you will enter into with AppliedMicro. The RSU grant date will be made at the first scheduled grant date following your start date in accordance with the granting policy based on your hire date and employment status. You will be eligible for refresh grants on the first scheduled date following each anniversary of your start date. All RSU’s offered are contingent upon final approval by AppliedMicro’s Board of Directors.

7.	Management will recommend to AppliedMicro’s Board of Directors that you receive 50,000 “outperformance” restricted stock units that will vest fully, partially or not at all over a period of two years from grant, depending on the company’s performance as measured by EBITDA, your individual performance and your employment status. The RSU grant date will be made at the first scheduled grant date following your start date in accordance with the granting policy. All RSU’s offered are contingent upon final approval by AppliedMicro’s Board of Directors.

8.	You will also be eligible to participate in AppliedMicro’s Employee Stock Purchase Plan, in accordance with its terms.

9.	Subject to your eligibility status, commencing on your start date, you will be eligible for AppliedMicro’s standard medical, dental and life insurance benefits. Upon your appointment as an Executive Officer you will be eligible for executive level benefits as described in AppliedMicro’s Proxy Statement. The Board of Directors will determine the level of benefits for which you will qualify, provided that benefits granted to you under the Executive Severance Benefit Plan will be calculated the level of the Company’s Chief Financial Officer and, in the event AppliedMicro implements a cash bonus or similar short-term cash incentive plan, you will be eligible to receive a target amount equal to at least 50% of your base salary. In addition, you and AppliedMicro will enter into a directors and officers indemnification agreement substantially similar to that used with AppliedMicro’s senior executive officers.

10.	AppliedMicro has a comprehensive benefits package that includes the AppliedMicro 401(k) Employee Savings & Retirement Plan. Once you are an eligible employee, AppliedMicro will automatically withhold five percent (5%) from your wages each payroll period beginning the first pay date following 30 days of employment and contribute it to the 401(k) Plan on your behalf. To begin, your contributions will automatically be invested in the T. Rowe Price Retirement Date Fund which has a date closest to your expected Normal Retirement Age. Of course, once you join us at AppliedMicro you will be able to choose how much, or how little, you want to contribute to the Plan. In addition, you will be able to select an investment mix that meets your personal financial objectives from our Plan’s core fund lineup. You will receive more information about the entire AppliedMicro benefits package, including how to opt-out of participation or change your deferral percentage in the 401(k) Plan, at new hire orientation.

11.	Your employment with the Company is for no specified period and constitutes “at will employment.” As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

12.	Beginning your first day of employment, you must comply with the terms and conditions of the Company’s Employment Policies and Practices Guide.

13.	This offer and employment at AppliedMicro is contingent upon completion of a successful background investigation and reference checks, your honoring all company policies and your execution of additional documents and agreements required by AppliedMicro, including our confidentiality and invention assignment agreement and the enclosed arbitration agreement. This agreement cannot be modified except by an expressed written agreement executed by both you and the Chief Executive Officer of the Company.

14.	Except as set forth herein, there are no other agreements or understandings, oral or otherwise, pertaining to your employment.

15.	Your first day of employment will be January 18, 2010. Please bring documentation, which verifies your eligibility to work in the United States to the Human Resources department on your first day of employment.

16.	This offer expires on December 31, 2009.

If you have any questions about this offer, please contact me at (408) 542-8831.

Bill, we look forward to you joining AppliedMicro. Please sign this letter and the arbitration agreement to indicate your acceptance of the terms and return both of these documents to me. You may not begin your employment until you have signed these documents.

Sincerely yours,

/s/ Michael Major
Michael Major
VP Human Resources

ACKNOWLEDGED AND ACCEPTED:

Dated: 12-30-09	/s/ L William Caraccio
Bill Caraccio
01-18-10
Start date